Exhibit 99.1

                                  NEWS RELEASE

MEI Contact:
Jeff Jordan, Vice President Global Vending
Suzanne Beaudoin, Channel Marketing Manager.
Phone: (610) 430-2500
E-mail: jeff.jordan@effem.com

USA Technologies Contact:                   Investor Relations Contact:
George R. Jensen, Jr., Chairman & CEO       Ken Sgro
Stephen P. Herbert, President & COO         CEOcast, Inc.
Phone: (800) 633-0340                       Phone: (212) 732-4300
E-mail: sherbert@usatech.com

MEI AND USA TECHNOLOGIES JOIN FORCES TO BRING CASH AND CREDIT SOLUTIONS TO THE NORTH AMERICAN MARKETPLACE

MEI licenses USA Technologies' Intellectual Property for Their New Product Offering

WEST CHESTER, PA and MALVERN, PA, September 8, 2004 -- MEI, one of the world's leading manufacturers of payment systems, and USA Technologies, (OTC Bulletin
Board: USTT) a global leader in cashless transaction services, announced today they had signed a technology licensing and sales agreement to bring a turn-key cash and credit card payment system to the vending market.

Under the agreement, MEI licensed USA Technologies' intellectual property so operators can connect to USALive(R) - USA Technologies' network for services and credit card transaction capability.

"MEI and USA Technologies together will provide a turn-key solution for operators that not only offers a new payment method and greater convenience for consumers, but a new stream of revenue and opportunity to increase profits," said Jeff Jordan, vice president of Global Vending, MEI. "The combined solution will improve the consumers' vending experience and will ultimately increase sales."

This agreement features a new product suite from MEI. The two products provide cash and credit card reading with supporting wireless communications. The MEI series 2000 combo acceptor consists of the industry leading MEI series 2000 bill acceptor with a debris-resistant, swipe-style credit card reader. Credit card transactions and communications to USALive are handled by the MEI EASITRAX(TM) remote data port. The MEI EASITRAX remote data port is an add-on device to the vending machine, which can manage credit card transactions as well as provide machine monitoring, First Walk Elimination and dynamic scheduling. The MEI EASITRAX remote data port has the capability to network machines for more efficient communications as well as having a number of different modules to communicate both wired and wirelessly with USALive.
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USA Technologies' USALive network authorizes credit and debit cards used, processes the charges and deposits funds directly into an operator's bank account.

"We are excited that MEI, a global leader in transaction devices for everything from vending machines to remote kiosks and amusement machines, selected our technology to add credit card capability to their product line," said Stephen P. Herbert, President and COO, USA Technologies. "Being the market leader, with their nationwide sales force and keen marketing sense, we believe that the MEI cash and credit solution will quickly permeate the marketplace, and accelerate the introduction of cashless vending to the world," he said.

The unique combination of traditional payment methods with cashless will offer consumers more payment choices at vending machines, from using coins and bills, to credit or debit cards and MEI coupons.

The vending industry is beginning to see growth in cashless transactions, with major beverage companies, consumer product companies and vending machine manufacturers incorporating credit cards payment systems as an additional consumer payment option, bringing to market a product that fits today's consumer's lifestyle.

About MEI
Today, MEI payment systems are relied upon for more than1 billion transactions per week in 90 countries. The company developed the first electronic coin mechanism in the 1960s followed by the first electronic bill acceptor, and today has the largest worldwide installed base of unattended payment mechanisms. MEI has sold more than 3.5 million bill acceptors, 4.5 million coin mechanisms and 1 million control boards worldwide. Its products are in widespread use in the vending, soft drink, gaming, amusement, transportation, retail, and kiosk markets. For more information on MEI and its products, visit www.meiglobal.com or call 1-800-345-8215.

About USA Technologies:
USA Technologies is a leader in the networking of distributed assets, wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash/mobile commerce systems in the vending, commercial laundry, hospitality and digital imaging industries. USA Technologies is an IBM Business Partner and an inaugural member of the Sprint Enabling Application Service Provider Program for e-commerce. The Company has marketing agreements with the Sprint, Motient, MEI, Kinko's and the ZiLOG Corporation. http://www.usatech.com

Statement under the Private Securities Litigation Reform Act:
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to the ability of the USA Technologies to increase revenues in the future, the ability to achieve a positive cash flow, the ability to obtain orders for or install its products, the ability to obtain new customers and the ability to commercialize its products (including the e-Port on a chip), which could cause actual results or revenues to differ materially from those contemplated by these statements.